EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING’S FIRST QUARTER ADJUSTED EBITDA RISES 10.9%
2016 First Quarter Marks Fifth Consecutive Period of Double-Digit Adjusted EBITDA Growth

Las Vegas, NV - May 12, 2016 - Affinity Gaming (“Affinity” or the “Company”) today announced operating results for the quarter ended March 31, 2016 as summarized below (dollars in thousands):

	Quarter Ended March 31,
	2016	2015	Change
Total Net Revenue	$95,750	$96,978	(1.3)%
Adjusted EBITDA (1)	20,202	18,222	10.9%
Operating Income	12,392	10,762	15.1%
Net Income (Loss)	3,111	(240)	N/A

(1)
Adjusted EBITDA is not a generally accepted accounting principle ("GAAP") measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” at the end of this release for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Michael Silberling, Affinity’s Chief Executive Officer, commented on the results, “With strong first quarter operating results, Affinity’s financial growth momentum continues in 2016 following the 30% growth in Adjusted EBITDA in fiscal 2015. Our focus on driving profitable revenue at our properties, including our efforts to prioritize slot revenue as the core of our business, combined with process improvements and cost rationalizations led to a 10.9% increase in 2016 first quarter Adjusted EBITDA to $20.2 million. The first quarter Adjusted EBITDA growth is on top of our 33% growth in 2015 first quarter Adjusted EBITDA while marking our fifth consecutive quarter of double digit Adjusted EBITDA growth. In addition, our success in driving operating efficiencies led to a 230 basis point improvement in Adjusted EBITDA margin to 21.1%.”

“With initiatives in place to derive additional operating and cost efficiencies we expect further growth in consolidated margins and Adjusted EBITDA throughout 2016. Accordingly, we remain confident in our 2016 financial growth targets with the mid-point of our EBITDA expectations of $73 million representing full year growth of 14.1% over 2015 full year levels.”

“During the first quarter, Affinity’s Nevada and Midwest segments generated double-digit Adjusted EBITDA growth of 22.5% and 11.5%, respectively. In the Nevada segment, the combined Primm casinos, our largest location, continues to benefit from improvements in the effectiveness and efficiency of marketing and promotional campaigns as well as labor efficiencies. Reflecting success with this initiative, the Adjusted EBITDA margin for the Nevada segment rose approximately 440 basis points to 23.1% in the 2016 first quarter when compared to the 2015 first quarter level. Similarly, the Midwest segment is benefiting from our focus on rationalized marketing spending leading to a 320 basis point year-over-year improvement in the first quarter Adjusted EBITDA margin which grew to 34.3%. In Colorado, we have made appropriate adjustments to our leadership and operations to address the evolving competitive environment and to take advantage of the strong economic activity in the state. Following the appointment of all new leadership across our Colorado operations, we are seeing early signs of Adjusted EBITDA improvement and expect to reverse the first quarter’s Adjusted EBITDA decline as we progress through the year.”

“In February we announced the appointment of Jeffrey Solomon as the Company’s Senior Vice President and Chief Operating Officer. Jeff is a proven gaming industry executive, who joined Affinity from Caesars Entertainment where he served in various capacities since 2001, most recently as Senior Vice President of Marketing Strategy. Jeff’s industry knowledge across a broad range of marketing and operating roles is proving to be an excellent match with Affinity’s near- and long-term objectives to leverage the value and opportunities of our regional gaming assets.”

“In conclusion, with our diversified base of eleven regional gaming facilities, the appointment of strengthened corporate and operating leadership which has effectively instituted a broad range of operating, staffing and team building, cost discipline and process changes, we are optimistic about Affinity’s prospects for continued growth in 2016 and beyond.”

Financial Guidance

Assumptions

The Company’s guidance for the fiscal year ending December 31, 2016 is unchanged and assumes, among other things:

•	Maintenance capital expenditures of $15.4 million,

•	Project capital expenditures of $8.0 million,

•	Equity related compensation of $1.3 million, and

•	Does not include expected reductions in interest expense related to the Company’s plan to refinance currently outstanding debt.

	2016 Guidance (1)		2015 Actual
(in millions)	Current	Prior
Net Revenue range	$387 to $399	$387 to $399	$393
EBITDA range	$71 to $75	$71 to $75	$64
Net Income range	$9 to $12	$9 to $12	$(13)

(1)
Discussion of the Company’s use of certain measures which are not defined by generally accepted accounting principles (“GAAP”) and a reconciliation between the EBITDA range presented in this guidance and Operating Income are included at the end of this release. The Company can provide no assurances that the assumptions underlying this guidance, including, without limitation, assumptions regarding capital expenditures, stability in oil and fuel prices, particularly as they relate to the Company’s Primm asset, depreciation, interest expense, share based compensation, other corporate overhead and expenses and income taxes, will be realized in fact, as they involve unknown risks and uncertainties that may cause the Company’s actual results to be materially different from any future performance suggested herein, as discussed at the end of this release under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

First Quarter 2016 Results

Consolidated Results

For the quarter ended March 31, 2016, net revenue of $95.8 million was 1.3% lower than net revenue of $97.0 million for the first quarter of 2015. Gross revenue for the first quarter of 2016 decreased $5.0 million or 4.6% year-over-year, primarily due to the Company’s ongoing focus on marketing to more profitable players. Promotional allowances for the first quarter of 2016 decreased $3.8 million from the same period in the prior year.

Adjusted EBITDA for the quarter ended March 31, 2016 was $20.2 million, an increase of 10.9% from $18.2 million for the first quarter of 2015. The increase was primarily due to the Company’s targeted promotional campaigns and ongoing refinement of marketing programs. Adjusted EBITDA margins for the first quarter of 2016 increased to 21.1%, an improvement of approximately 230 basis points when compared to the Adjusted EBITDA margin for the first quarter of 2015.

Segment Results

Nevada – Nevada net revenue was $55.9 million for the quarter ended March 31, 2016, compared to net revenue of $56.3 million for the first quarter of 2015. The year-over-year change was driven primarily by lower casino, fuel and retail revenues, partially offset by lower promotional allowances.

Nevada’s Adjusted EBITDA for the first quarter of 2016 grew 22.5% to $12.9 million, when compared to Adjusted EBITDA of $10.5 million in the comparable period of 2015. The improvement was primarily attributable to the effectiveness of promotional campaigns, refined marketing programs, and more efficient labor management. Nevada’s Adjusted EBITDA margin for the current year first quarter improved approximately 440 basis points to 23.1%, compared to the first quarter of 2015.

Midwest – Net revenue from the Company’s Midwest segment increased 1.2% to $31.1 million for the quarter ended March 31, 2016, when compared to $30.7 million in net revenue for the first quarter of 2015. The increase in net revenue was primarily the result of reduced promotional allowances in our ongoing efforts to refine our marketing programs.

Adjusted EBITDA from the Midwest segment grew 11.5% to $10.7 million in the first quarter of 2016, compared to $9.6 million of Adjusted EBITDA in the same period of last year. The year-over-year increase was driven primarily by our refined marketing campaigns and improve overall operating effectiveness. The Midwest’s Adjusted EBITDA margin for this year’s first quarter increased to 34.3%, an improvement of approximately 320 basis points compared to the first quarter of 2015.

Colorado – Net revenue from the Company’s Colorado segment was $8.8 million for the quarter ended March 31, 2016, compared to $10.0 million in net revenue in the first quarter in 2015. The decline in net revenue was primarily attributable to the increased competition in the market during 2016.

Colorado’s Adjusted EBITDA for the first quarter of 2016 was $1.1 million, a decrease from the $1.9 million Adjusted EBITDA for the same period a year ago. The year-over-year decrease was driven primarily by the decrease in revenues partially offset by our efforts to improve operational efficiencies. Colorado’s Adjusted

EBITDA margin for the current year quarter was 13.1%, a decrease of approximately 600 basis points compared to the Adjusted EBITDA margin in the first quarter of 2015.

Corporate Operations

In the first quarter of 2016, corporate expense, excluding share-based compensation, was $4.5 million, an increase of $0.7 million when compared to the same period in 2015. During the quarter ended March 31, 2016, the Company incurred $0.6 million of non-recurring professional fees (which are excluded from the calculation of EBITDA for purposes of the Company’s bank covenant calculations), compared to $0.8 million of non-recurring professional fees in the same period of the prior year. Excluding these non-recurring professional fees and share-based compensation, the Company incurred $3.9 million and $3.0 million of corporate expense, respectively, during the quarters ended March 31, 2016 and 2015.

The Company reports its corporate expense net of share-based compensation as well as fees earned under the consulting agreement with the operator of the Rampart Casino at JW Marriott Resort in Las Vegas. The Rampart Casino consulting agreement expired April 1, 2015. The Company collected $0.5 million in management fees from Rampart Casino during the first quarter of 2015.

Liquidity and Capital Expenditures

As of March 31, 2016, cash and cash equivalents were $169.0 million, of which approximately $110 million is not used in day-to-day operations. The face value of long-term debt was $382.7 million as of March 31, 2016. Capital expenditures during the first three months of 2016 totaled $4.5 million, an increase of $1.4 million from the prior year period. The Company is currently in the process of refinancing its existing debt structure.

Conference Call Information

Affinity Gaming will be hosting its first quarter 2016 conference call May 12, 2016 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern). To listen, participants should dial 866-791-6247 (U.S. callers) or 913-312-1486 (International callers) approximately 10 minutes prior to the scheduled start time to register. A replay of the call will become available approximately three hours following the end of the call and will continue through May 19, 2016 by dialing 877-870-5176 (U.S. callers) or 858-384-5517 (International callers) and entering the participant code 3247077.

A live audio webcast of the quarterly earnings conference call will also be available through the “Investor Relations” section of the Company’s website, www.affinitygaming.com on May 12, 2016 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern). A recording of the webcast will be available for replay on the Company’s website after the call.

Key Financial Results

The following table presents the Company’s key financial results from operations (in thousands):

	Quarter Ended March 31,
	2016	2015
Net Revenue
Nevada (1)	$55,885	$56,262
Midwest	31,107	30,727
Colorado	8,758	9,989
Total net revenue	$95,750	$96,978

Adjusted EBITDA (2)
Nevada	$12,894	$10,522
Midwest	10,674	9,569
Colorado	1,144	1,906
Corporate expense and other	(4,510)	(3,775)
Total adjusted EBITDA	$20,202	$18,222

Operating Income
Nevada	$9,208	$6,757
Midwest	8,651	7,674
Colorado	(314)	579
Corporate expense and other	(5,153)	(4,248)
Total operating income	$12,392	$10,762

Net Income (Loss)	$3,111	$(240)
Total Shares Outstanding	20,462	20,316

(1)
The Company’s operations in Nevada include properties located in Primm (Primm Valley Resort & Casino; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), in Las Vegas (Silver Sevens Hotel & Casino), and in Sparks (Rail City Casino).

(2)	A reconciliation between Adjusted EBITDA and Operating Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$169,012	$157,779
Face value of long-term debt, excluding capital leases	382,745	382,745

	Quarter Ended March 31,
	2016	2015
Cash paid for capital expenditures
Nevada	$2,475	$2,145
Midwest	754	444
Colorado	407	248
Reportable segment capital expenditures	3,636	2,837
Corporate	846	288
Total capital expenditures	$4,482	$3,125

Reconciliation of Adjusted EBITDA(3)

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended March 31, 2016
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$12,894	$(3,651)	$—	$(35)	$9,208
Midwest	10,674	(2,030)	—	7	8,651
Colorado	1,144	(1,458)	—	—	(314)
Corporate and other	(4,510)	(245)	(374)	(24)	(5,153)
Total	$20,202	$(7,384)	$(374)	$(52)	$12,392

	Quarter Ended March 31, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$10,522	$(3,688)	$—	$(77)	$6,757
Midwest	9,569	(1,895)	—	—	7,674
Colorado	1,906	(1,269)	—	(58)	579
Corporate and other	(3,775)	(311)	(162)	—	(4,248)
Total	$18,222	$(7,163)	$(162)	$(135)	$10,762

The following table reconciles EBITDA guidance to net income guidance (in millions):

	2016 Guidance
	Lower End	Higher End
EBITDA	$71	$75
Depreciation and amortization	(26)	(26)
Operating income	45	49
Interest expense	(31)	(31)
Income taxes	(5)	(6)
Net income	$9	$12

(3)
The Company uses certain non-GAAP financial measures to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense, net; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write downs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. The Company uses Adjusted EBITDA as a measure of profit and loss to manage the operational performance of each geographical region in which it operates, to analyze corporate expenses, and to discuss its results with the investment community. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. The Company uses Adjusted EBITDA in the press release because it believes the metric is useful to investors in allowing greater transparency related to a significant measure used by management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, the Company believes these measures continue to be used by investors in their assessment of the Company’s operating performance and the valuation of the Company. In future periods, the calculation of Adjusted EBITDA may be different than in this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should”

or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s expectations for continued improvement in its business and operations and continued enhancement of efficiency and improvement of promotional efforts and all of the statements under the heading "financial guidance" including data and information in this press release regarding future results. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties relating to fluctuations in the Company's operating results, including factors affecting corporate overhead costs, capital expenditures and the Company’s tax rates; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; intense competition and risk of additional gaming licenses being granted in or adjacent to jurisdictions where the Company operates; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; pending and potential litigation; the impact of restrictions under the Company’s credit agreement; regulation, including the impact of environmental laws and contamination and remediation costs; changes in gaming and other laws and regulations, including increased taxes and changes in smoking laws; instability in oil and fuel prices, particularly as they relate to the Company’s Primm asset; the impact of severe weather conditions and other natural disasters that affect the Company’s casinos; and expenses incurred in connection with the creation and activities of the Company’s Special Committee. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Walter Bogumil	Jacques Cornet
Chief Financial Officer, Affinity Gaming	ICR
(702) 341-2400	(646) 277-1285
wbogumil@affinitygaming.com	jacques.cornet@icrinc.com

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